November 27, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

Re: 	Northeast Utilities et al.
Post-Effective Amendment No. 19
File No. 70-8875

Ladies and Gentlemen:

I am Assistant General Counsel of Northeast Utilities Service Company ("NUSCO"), a service company affiliate of Yankee Gas Services Company ("Yankee Gas"), an indirect subsidiary of Northeast Utilities, a holding company registered under the Public Utility Holding Company Act of 1935, as amended. In connection with the transactions contemplated by the Application/Declaration, as amended, in the above referenced file (the "Application"), I have acted as counsel to Yankee Gas in its negotiation and execution of a Fourth Amendment to Credit Agreement (the "Credit Agreement"). This opinion is given to you with respect to the transactions described in Amendment No. 21 (Post-Effective Amendment No. 19) (the "Amendment") pursuant to your Instructions as to Exhibits to applications and declarations filed on Form U-1. Except as otherwise defined herein, terms used herein shall have the meanings given them in the Application.

In connection with this opinion, I have examined or caused to be examined by counsel associated with or engaged by me, including counsel who are employed by NUSCO, originals or copies certified to my satisfaction of such corporate records of Yankee Gas, certificates of public officials and of officers of Yankee Gas, and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below. In my examination of such agreements, instruments and documents, I have assumed the genuineness of all signatures, the authenticity of all agreements, instruments and documents submitted to me as originals, and the conformity to original agreements, instruments and documents of all agreements, instruments and documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies.

The opinions set forth herein are limited to the laws of the State of Connecticut and the federal laws of the United States. I am a member of the bar of the State of New York. I am not a member of the bar of the State of Connecticut, and do not hold myself out as an expert in the laws of such State , although I have made a study of relevant laws of such State. In expressing opinions about matters governed by the laws of the State of Connecticut, I have consulted with counsel who are employed by NUSCO and are members of the bar of such State.

I have assumed that the transactions were carried out in conformity with the requisite authorizations, approvals, consents or exemptions under the securities laws of the various States and other jurisdictions of the United States.

Based on and subject to the foregoing, I am of the opinion that:

1. All state laws applicable to each of the transactions for which the Commission's approval was sought in the Amendment have been complied with.

2. Yankee Gas is validly organized and duly existing under the laws of the State of Connecticut.

3. Any notes or other debt issued to the banks pursuant to the Credit Agreement by Yankee Gas were, and any debt issued through the NU System Money Pool by the Yankee Subsidiaries will be all issued in accordance with the authorization sought in the Amendment, and are the valid and binding obligations of such company in accordance with their respective terms.

4. Debt securities acquired through the NU System Money Pool by the Yankee Subsidiaries pursuant to the authorization sought in the Amendment will be legally acquired.

5. The consummation of the transactions for which the Commission's approval is sought in the Amendment will not violate the legal rights of the holders of any securities issued by any of the Applicants or any associate company of such Applicants.

I hereby consent to the use of this opinion in connection with the filing of the Certificate.

 Very truly yours,



 /S/Jeffrey C. Miller
 Assistant General Counsel
 Northeast Utilities Service Company